Exhibit 10.1

June 13, 2008

Mr. John R. Hoadley

8 Judith Drive

North Reading, MA 01864

Dear John:

This letter confirms that your employment with Travel Centers of America LLC (“TA”) is terminated effective June 13, 2008 (the “Termination Date”).

Your benefits and pay as of June 13, 2008 are as follows:

Remaining Pay:  On June 13, 2008, you will have received an electronic direct deposit payment for your salary for the semi-monthly period ending June 15, 2008.  This salary payment was in the gross amount of $10,000 and was subject to all usual and applicable taxes and deductions.  Additionally, this electronic direct deposit included payment of all of your remaining and unused vacation time as of June 13, 2008 (50 hours).  This vacation payment was in the gross amount of $5,769.23 and was subject to all usual and applicable taxes and deductions.

Benefits:  Following the Termination Date, you will no longer be an employee of TA and you will not be eligible to participate in any of TA’s employee benefit plans, except as allowed by COBRA or required by applicable law.  To continue any medical insurance beyond the Termination Date, you must complete a continuation of coverage (COBRA) form.  Information regarding COBRA will be immediately mailed to you.

If you have any questions regarding any of these items, please call Bruce Sebera at (440) 808-3045.

In addition, TA has agreed to accelerate the vesting period of your Unvested Shares (as that term is defined in the Travel Centers of America LLC Restricted Share Agreement, dated November 26, 2007 (the “2007 Restricted Share Agreement”) on the following terms and conditions:

1.             Stock Grant/Purchase

TA will accelerate the vesting period of your Unvested Shares provided you execute and deliver this Agreement and the attached Accelerated Vesting Agreement and you pay all applicable income taxes in connection with the vesting of the Unvested Shares.  These income taxes will be collected by TA as provided in the attached Accelerated Vesting Agreement.  If you

Mr. John R. Hoadley

June 13, 2008

fail to pay all such applicable income taxes, TA plans to exercise its respective rights to purchase, pursuant to the terms of the 2007 Restricted Share Agreement, all of your Unvested Shares, in which case, you agree to cooperate and assist in the execution of any documents, or to take other steps, necessary to effectuate the purchase of your Unvested Shares.

2.             Full Payment

By signing this Agreement, you acknowledge and agree that you have received all salary, accrued and unused vacation time, compensation and other such sums due to you as of the Termination Date.

3.             Release

You, your heirs, executors, beneficiaries, legal representatives and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release, remise and forever discharge TA and its past, present and future officers, directors, employees, representatives, shareholders, attorneys, agents, successors and affiliates and any other entity to which TA is the advisor, manager or shared services provider (and past, present and future officers, directors, employees, representatives, shareholders, attorneys, agents and successors of said affiliates and other entities to which TA is the advisor, manager or shared services provider), hereinafter referred to as the “Releasees,” or any of them, of and from any and all suits, claims, demands, interest, costs (including attorney’s fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts, of any nature whatsoever, which you, your heirs, executors, beneficiaries, legal representatives and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Agreement, including, without limitation, any claims arising in law or equity, in a court, administrative, arbitration or other tribunal of any state or country, arising out of or in connection with your employment by TA, any claims based on statute, regulation, ordinance, contract or tort; any claims relating to wages, compensation, or benefits; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, as amended, the Rehabilitation Act, as amended; any claims under the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Rights Act, and the Massachusetts Workers’ Compensation Act; and any other statutory, common law or other claims of any nature whatsoever against any of the Releasees.

4.             Confidential Information

You agree that you will immediately return to TA all property of TA, including but not limited to all documents, records, materials, software, equipment, building keys or entry cards and other physical property that have come into your possession or been produced by you in connection with your employment at TA.  In addition, you shall not at any time reveal to any person or entity any confidential information of TA, including, but not limited to, trade secrets or confidential information respecting inventions, products, pricing, designs, methods, know-how, techniques, systems, processes, software programs, financial information, works of authorship, customer lists, projects, plans and proposals, except to employees of TA who need to know such confidential information for the purposes of their employment, or as otherwise authorized by TA in writing, and you shall keep secret all matters entrusted to you, nor shall you use any confidential information in any manner which may injure or cause loss or may be calculated to injure or cause loss to TA, whether directly or indirectly.

Mr. John R. Hoadley

June 13, 2008

5.             Confidentiality of Agreement and Non-Disparagement

Except as required by law, you and TA agree to keep confidential and not to disclose the terms of this Agreement and/or the terms of the benefits provided you under it to anyone other than spouse(s), attorney(s) and accountant(s), provided they likewise agree not to disclose said information to anyone.  You further agree not to make harmful or disparaging remarks, written or oral, concerning TA or any of its directors, trustees, officers, partners, employees or agents.  Likewise, the officers and directors of TA agree not to make any harmful or disparaging remarks, written or oral, concerning you or your employment with TA.

6.             Non-Solicitation

You agree that for five (5) years following the Termination Date, you shall not, directly or indirectly, without the written consent of TA, employ, recruit, solicit, entice, influence or persuade any other employee of TA or any employee of an affiliate of TA, to leave the employment of TA or such affiliate for any reason.

7.             Breach of Paragraphs 4, 5 or 6

The parties agree that any breach of paragraphs 4, 5 or 6 of this Agreement will cause irreparable damage to the non-breaching party and that in the event of such breach the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder.

8.             Non-Waiver

Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

9.             Non-Admission

The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall not be construed as constituting an admission of any sort on the part of either party.

10.          Non-Use in Subsequent Proceeding

The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which either of the parties alleges a breach of the terms of this Agreement or one in which either of the parties elects to use this Agreement as a defense to any claim.

11.           Entire Agreement

This Agreement constitutes the entire agreement between you and TA concerning the terms and conditions of your separation from employment with TA and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and TA, with the exception of the 2007 Restricted Share Agreement referenced above and the attached Accelerated Vesting Agreement.  You agree that TA has not made any warranties, representations or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

Mr. John R. Hoadley

June 13, 2008

12.          No Oral Modification

Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of TA.

13.          Severability

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.          Governing Law, Jurisdiction, and Successors and Assigns

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and shall be binding upon and inure to the benefit of you and your heirs, successors and beneficiaries and TA and its agents, representatives, successors and assigns.  Further, the parties irrevocably agree that any legal action or proceeding arising under or relating to this Agreement shall be brought in any state or federal court in Massachusetts.

15.          Voluntary Act

By signing this Agreement, you acknowledge and agree that you are doing so knowingly and voluntarily in order to receive the payments and benefits provided for herein.

If you determine to accept this Agreement, understand it and consent to it, please sign this Agreement in the space provided below and return it to my attention.  The enclosed copy is for your records.

I wish you the best of luck with your future endeavors.

Sincerely,

/s/ Thomas M. O’Brien
Thomas M. O’Brien
President and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ John R. Hoadley	June 13, 2008
John R. Hoadley